EXHIBIT 10.2

VISIONWAVE HOLDINGS, INC.

300 Delaware Ave, Suite 210#301, Wilmington, Delaware 19801

June 22, 2026

BY EMAIL AND OVERNIGHT COURIER

SaverOne 2014 Ltd.

Em Hamoshavot Rd 94, Petah Tikva, Israel Attention: Ori Gilboa, Chief Executive Officer

and to: SaverOne’s duly appointed transfer agent / share registrar

Re: Notice of Assignment and Irrevocable Delivery Direction under the Exchange Agreement dated January 26, 2026

Ladies and Gentlemen:

Reference is made to that certain Exchange Agreement, dated as of January 26, 2026 (the “Exchange Agreement”), by and between VisionWave Holdings, Inc. (“VisionWave”) and SaverOne 2014 Ltd. (“SaverOne”). Capitalized terms used but not defined in this letter have the meanings given in the Exchange Agreement. This letter is delivered as a notice and direction pursuant to Section 9.4 of the Exchange Agreement.

This letter sets forth (a) the assignment by VisionWave of a portion of its right to receive the Remaining SaverOne Shares, and (b) VisionWave’s irrevocable direction regarding the issuance and delivery of such shares, in each case in accordance with SaverOne’s prior written consent pursuant to Section 9.8 of the Exchange Agreement.

1.	Notice of Assignment. VisionWave has irrevocably assigned and transferred to Adrian Holdings S.R.L. (“Adrian”), effective immediately prior to each applicable Closing, all of VisionWave’s right, title, and interest in and to the right to receive 14,843,945,442 SaverOne Ordinary Shares (the “Assigned Shares”), constituting a portion of the Remaining SaverOne Shares otherwise issuable to VisionWave at the Stage 2 Closing and/or the Stage 3 Closing under Section 1.2 of the Exchange Agreement.

2.	Irrevocable Delivery Direction. VisionWave hereby irrevocably directs SaverOne, and SaverOne’s transfer agent or share registrar, to issue and deliver the Assigned Shares allocable to each of the Stage 2 Closing and the Stage 3 Closing directly to Adrian (or to a custodian designated in writing by Adrian to receive and hold the Assigned Shares as agent for Adrian), in book-entry form, registered in the name of Adrian (or such custodian), bearing the restrictive legend set forth in Section 8.1 of the Exchange Agreement. The balance of the Remaining SaverOne Shares issuable at each such Closing shall continue to be issued and delivered to VisionWave. Adrian’s registration and account details, and any designated custodian, will be provided to SaverOne and its transfer agent not later than five (5) Business Days prior to the applicable Closing.

3.	No change to SaverOne’s consideration or aggregate issuance. This direction does not reduce, increase, or otherwise modify the aggregate number of SaverOne Ordinary Shares issuable, or the aggregate consideration payable to SaverOne, under the Exchange Agreement. VisionWave remains solely obligated to issue and deliver to SaverOne the shares of VisionWave Common Stock constituting the consideration for the Stage 2 SaverOne Shares and the Stage 3 SaverOne Shares. The issuance and delivery by SaverOne of the Assigned Shares to Adrian in accordance with this direction shall, to the extent of the Assigned Shares so issued and delivered, constitute full and complete satisfaction and discharge of SaverOne’s obligation under the Exchange Agreement to issue and deliver such Assigned Shares to VisionWave, and VisionWave shall have no further claim against SaverOne in respect of such Assigned Shares. The sole effect of this direction is to route delivery of a portion of the Remaining SaverOne Shares to Adrian rather than to VisionWave. SaverOne is therefore made whole in all respects and is not prejudiced by giving effect to this direction.

4.	Effectiveness of the assignment. Section 9.8 of the Exchange Agreement permits the assignment of rights thereunder with the prior written consent of the other party thereto, and SaverOne has granted such consent with respect to the assignment effected hereby.

5.	Conduit; no momentary ownership. The Assigned Shares are to be issued directly to Adrian, and title is to pass directly to Adrian, without ever resting in VisionWave. If, notwithstanding this direction, any Assigned Shares are issued or delivered to VisionWave (or registered in VisionWave’s name), VisionWave will receive and hold such Assigned Shares solely as conduit, bare nominee, and agent for, and in trust for the exclusive benefit of, Adrian, will acquire no beneficial ownership of such shares, and will immediately transfer and deliver such shares to Adrian, with title deemed to pass simultaneously through VisionWave to Adrian without resting in VisionWave.

6.	Securities-law compliance. Adrian has made customary investment representations with respect to the Assigned Shares, has agreed to be bound by the investment representations, transfer restrictions, and legend requirements of Article 8 and Section 3.17 of the Exchange Agreement (mutatis mutandis), and acknowledges that the Assigned Shares are “restricted securities.” By signing this letter under “Agreed and Accepted” below, Adrian confirms and agrees, directly for the benefit of SaverOne, to be bound by all such representations, undertakings, restrictions and requirements. SaverOne shall be an express third-party beneficiary of this Section 6 and shall be entitled to enforce it directly against Adrian.

7.	Request to transfer agent. SaverOne is requested to deliver, or to instruct its transfer agent or share registrar to deliver, the Assigned Shares in accordance with this direction at each applicable Closing, against VisionWave’s issuance and delivery to SaverOne of the corresponding VisionWave Common Stock consideration.

This direction is irrevocable and will remain in effect until the Stage 2 Closing and the Stage 3 Closing have each been consummated or the Exchange Agreement is terminated. Please direct any questions to the undersigned.

Very truly yours,

VISIONWAVE HOLDINGS, INC.

By:
Name:	Douglas Davis
Title:	Executive Chairman and CEO

cc:	Adrian Holdings S.R.L.

AGREED AND ACCEPTED:
ADRIAN HOLDINGS S.R.L.

By:
Name:	MAURICIO LARA
Title:	MANAGER